As filed with the Securities and Exchange Commission on August 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

La Rosa Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	6531	87-1641189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1420 Celebration Blvd., 2nd Floor

Celebration, FL 34747

(321) 250-1799

(Address of Principal Executive Offices)

Second Amended and Restated La Rosa Holdings Corp. 2022 Equity Incentive Plan

Joseph La Rosa

Chief Executive Officer

1420 Celebration Blvd., 2nd Floor

Celebration, FL 34747

(Name and Address of Agent For Service)

(321) 250-1799

(Telephone number, Including Area Code, of Agent For Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Ross D. Carmel, Esq.

 Barry P. Biggar, Esq.

Anna Chaykina, Esq.
Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor

New York, NY 10036
(646) 838-1310

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (the “Registration Statement”) registers additional shares of common stock of La Rosa Holdings Corp., Nevada corporation, (the “Registrant”) to be issued pursuant to the Registrant’s Second Amended and Restated La Rosa Holdings Corp. 2022 Equity Incentive Plan (the “2022 Plan”).

Pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement consists only of those items required by General Instruction E to Form S-8. Accordingly the Registrant incorporates by reference into this Registration Statement the contents of the registration statement on Form S-8 (File No. 333-275118), filed with the Securities and Exchange Commission (the “SEC”) on October 20, 2013, relating to the registration of 62,500 shares of Registrant’s common stock, par value $0.0001 per share (“Common Stock”) authorized for issuance under the 2022 Plan (as adjusted for (i) the reverse stock split of Common Stock at a ratio of 1-for-10 as of March 21, 2022, (ii) the forward stock split of Common Stock at a ratio of 2-for-1 as of April 17, 2023, and (iii) the reverse stock split of Common Stock at a ratio of 1-for-80 as of July 7, 2025), except for Items 3 and 8, which are being updated by this Registration Statement.

This Registration Statement provides for the registration of an additional 312,461 shares of Common Stock to be issued under the 2022 Plan. These 312,461 shares represent (i) an increase in the number of shares of Common Stock reserved for issuance under the 2022 Plan by 87,500 shares (as adjusted for the reverse stock split of Common Stock at a ratio of 1-for-80 as of July 7, 2025), which increase was approved by the stockholders on November 19, 2024, (ii) an automatic increase in the number of shares of Common Stock reserved for issuance under the 2022 Plan by 6,250 shares (as adjusted for the reverse stock split of Common Stock at a ratio of 1-for-80 as of July 7, 2025), effective as of December 31, 2025 in accordance with the terms of the 2022 Plan, and (iii) an increase in the number of shares of Common Stock reserved for issuance under the 2022 Plan by 218,711 shares, which increase was approved by the stockholders holding a majority of the voting power of the Registrant on July 9, 2025 and effective as of August 11, 2025. As a result of the foregoing, the total number of shares of the Common Stock registered for offer and sale under the 2022 Plan is now 374,961.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents, which are previously filed with the SEC, are incorporated into this Registration Statement by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 15, 2025;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2025 and June 30, 2025, filed with the SEC on May 29, 2025 and August 18, 2025, respectively;

(c) the Registrant’s Current Reports on Form 8-K filed with the SEC on January 7, 2025, January 10, 2025, January 22, 2025, January 23, 2025, February 5, 2025, February 6, 2025, February 26, 2025, April 11, 2025, April 17, 2025, April 25, 2025 (under item 3.02), April 25, 2025 (under items 1.01, 8.01, 9.01), April 30, 2025, May 7, 2025, May 28, 2025, May 29, 2025, May 30, 2025, June 20, 2025, July 2, 2025, July 3, 2025, July 8, 2025, July 16, 2025, July 18, 2025, August 4, 2025, and August 15, 2025; and

(d) The description of the Registrant’s common stock, which is contained in a registration statement on Form 8-A filed with the SEC on January 6, 2023, as amended on April 27, 2023, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 8. Exhibits.

Exhibit Number	Description	Incorporated by Reference				Filed Herewith
		Schedule Form	File Number	Exhibit	Filing Date
4.1	Articles of Incorporation of La Rosa Holdings Corp.	S-1/A	333-264372	3.1	June 14, 2022
4.2	Amended and Restated Articles of Incorporation of La Rosa Holdings Corp.	S-1/A	333-264372	3.2	June 14, 2022
4.3	Bylaws of La Rosa Holdings Corp.	S-1/A	333-264372	3.3	June 14, 2022
4.4	Certificate of Amendment to Articles of Incorporation for 3.5 for 1 reverse stock split	S-1/A	333-264372	3.4	April 19, 2022
4.5	Certificate of Correction of Certificate of Amendment to Articles of Incorporation for 10 for 1 reverse stock split	S-1/A	333-264372	3.5	April 19, 2022
4.6	Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock	S-1/A	333-264372	3.6	April 26, 2023
4.7	Certificate of Amendment to Articles of Incorporation for 2 for 1 forward stock split	S-1/A	333-264372	3.7	April 26, 2023
4.8	Certificate of Amendment to Articles of Incorporation on increase of authorized stock.	S-1/A	333-284962	3.8	June 27, 2025
4.9	Certificate of Designation of Series B Convertible Preferred Stock of the Company	8-K		3.1	June 20, 2025
4.10	Certificate of Amendment to Amended and Restated Articles of Incorporation of La Rosa Holdings Corp., filed on July 2, 2025.	8-K		3.1	July 8, 2025
4.11	Certificate of Correction of the Company filed on July 14, 2025 to the Certificate of Designation of Series B Convertible Preferred Stock of the Company.	8-K		3.1	July 16, 2025
4.12	2022 Equity Incentive Plan	S-1/A	333-264372	10.1	June 14, 2022
4.13	Amended and Restated La Rosa Holdings Corp. 2022 Equity Incentive Plan.	10-Q		10.174	November 19, 2024
4.14	Second Amended and Restated La Rosa Holdings Corp. 2022 Equity Incentive Plan	8-K		10.1	August 15, 2025
4.15	Agent Incentive Plan.	S-1/A	333-264372	10.48	April 19, 2022
4.16	Amendment No. 1 to La Rosa Holdings Corp. 2022 Agent Incentive Plan dated April 26, 2022.	S-1/A	333-264372	10.56	June 14, 2022
4.17	Amended and Restated La Rosa Holdings Corp. 2022 Agent Incentive Plan.	10-K		10-114	April 16, 2024
4.18	Second Amended and Restated La Rosa Holdings Corp. 2022 Agent Incentive Plan.	10-Q		10-175	November 19, 2024
4.19	Third Amended and Restated La Rosa Holdings Corp. 2022 Agent Incentive Plan	10-K		10-158	April 15, 2025
4.7	Form of Stock Option Agreement	S-1/A	333-264372	10.2	June 14, 2022
4.8	Form of Restricted Stock Unit Agreement	S-1/A	333-264372	10.67	August 3, 2022
4.9	Form of Amendment to Restricted Stock Unit Agreement	S-1/A	333-264372	10.68	August 3, 2022
5.1	Opinion of Sichenzia Ross Ference Carmel LLP					X
23.1	Consent of Marcum LLP					X
23.2	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included in the signature pages hereto)					X
107	Filing Fee Table					X

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Celebration, Florida, on the 27th day of August 2025.

LA ROSA HOLDINGS CORP.

By:	/s/ Joseph La Rosa
Name:	Joseph La Rosa
Title:	President, Chief Executive Officer, and Chairman of the Board of Directors (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Joseph La Rosa, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph La Rosa	Chief Executive Officer, and Chairman of the Board	August 27, 2025
Joseph La Rosa	(Principal Executive Officer)

/s/ Joseph La Rosa	Interim Chief Financial Officer	August 27, 2025
Kent Metzroth	(Chief Financial and Accounting Officer)

/s/ Michael A. La Rosa	Director	August 27, 2025
Michael A. La Rosa

/s/ Ned L. Siegel	Director	August 27, 2025
Ned L. Siegel

/s/ Lourdes Felix	Director	August 27, 2025
Lourdes Felix

/s/ Siamack Alavi	Director	August 27, 2025
Siamack Alavi

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